Exhibit 99.1

    The Neiman Marcus Group Announces Restatement to Correct Error in Classification of Construction Allowances

    DALLAS--(BUSINESS WIRE)--April 19, 2005--The Neiman Marcus Group, Inc. (NYSE:NMG.A) (NYSE:NMG.B) announced today that the Company will restate its financial statements to correct an error in the classification of allowances from developers in connection with the construction of its stores. As a result, the Company will amend its previously filed Form 10-K for the year ended July 31, 2004 and its Form 10-Q filings for the quarters ended October 30, 2004 and January 29, 2005 in connection with such restatement. The Company expects to make the amended filings with the Securities and Exchange Commission as soon as practicable.
    The restatements will reflect a change in the classification of the construction allowances and will result in non-cash adjustments in the Company's previously filed balance sheets and statements of cash flows. These corrections will not have any impact on previously reported or future operating earnings, net income or earnings per share amounts, cash position or the timing or amount of any actual lease payment or tax liability.
    This correction of accounting practices was made in light of the views of the Office of the Chief Accountant of the Securities and Exchange Commission expressed in a letter of February 7, 2005 to the American Institute of Certified Public Accountants regarding the application of generally accepted accounting principles related to construction allowances.
    The Company periodically receives allowances from developers related to the construction of its stores. Consistent with industry practices, the Company previously recorded these allowances as a reduction of capital expenditures and, as a result, the carrying values of its fixed assets. After discussion with Deloitte & Touche LLP, the Company's independent registered public accounting firm, the Company changed the classification of these allowances from a reduction of property and equipment to a deferred lease credit beginning in the second quarter of fiscal year 2005.
    Today, the Company filed a Form 8-K with the Securities and Exchange Commission related to the restatements. The Company's previously filed financial statements should not be relied upon due to the previous errors related to the classification of construction allowances in the Company's balance sheets and statements of cash flows.
    The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.
    From time to time, the Company makes statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; changes in the Company's relationships with key customers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in store renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967